Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Q1_2019 Financial Results

May 1, 2019

Bruce Davis – Chairman and CEO

Thank you and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. On the call today, we will review Q1 financial results, discuss significant business developments and market conditions and provide an update on execution of strategy. We will archive this webcast and have also posted our prepared remarks for today’s conference call in the investor relations section of our website.

Safe Harbor Statement

Please note that during the course of this call we will be making certain forward-looking statements, including those regarding revenue recognition matters, results of operations, investments, initiatives, perspectives on business partners, customers, prospects, industry trends, and growth strategies. Additional forward-looking statements are identified in the prepared remarks we filed with the Securities and Exchange Commission [and posted on our website] under the heading “Safe Harbor Statement.” We also will discuss from time to time information provided to us by channel partners and actual and potential customers about their business activities.  We are providing this information, as we understand it was represented to us.  We do not verify nor vouch for such information. Such forward-looking statements, and statements about partners and customers, are subject to many assumptions, risks, uncertainties and changes in circumstances. Any assumptions we share about future performance represent a point-in-time estimate. Actual results may vary materially from those expressed or implied by such statements.  We expressly disclaim any obligation to revise or update any assumptions, projections, or other forward-looking statements to reflect events or circumstances that may arise after the date of this conference call. For more information about risk factors that may cause actual results to differ from expectations, please see the company’s filings with the Securities and Exchange Commission, including the Form 10-Q that we expect to file shortly. Any links included in this presentation are provided for general information and context only. The content referenced is not incorporated by reference and you should not consider it a part of this presentation.  We do not verify nor vouch for such information.

Introduction

Q1 is always a bit odd in terms of updates.  We do a major update at Needham in mid-January, followed by our Q4 earnings call in mid-February.  This year we added a Capital Markets Day presentation on March 11.  Despite the near monthly cadence of reports, we have much to discuss.  As we did for the last call, we provided our prepared remarks in advance, given the positive feedback we received.  We welcome any additional suggestions for improving our updates.  Charles will now comment on our financial results, then I will discuss significant business developments, market conditions, and execution of strategy.

Financial Results

Q1 revenue was $5.7 million compared to $5.6 million in the first quarter of last year. The increase in revenue was due to higher service revenue reflecting the timing of project work with the Central Banks and higher Discover and Barcode revenue, reflecting the growth in bookings over the last 4 quarters, partially offset by lower Guardian revenue.

Q1 Discover and Barcode bookings were 60% higher than the first quarter last year, at $800 thousand versus $500 thousand. As a reminder, we define bookings as the noncancelable fixed value of a contract. Bookings thus far in Q2 exceed $800 thousand compared to $200 thousand for the entire quarter last year.  We will continue to experience lumpiness in quarterly bookings due to natural variations in timing and provisions of contracts during early market development, and expansion into adjacencies.

Gross margin for the quarter was 62%, up from 61% last year, reflecting higher revenue and lower costs.

Operating expenses increased by 3.5% from Q1 last year reflecting the impact of annual compensation adjustments for our employees. We have kept headcount relatively flat over the last five quarters and plan to continue this trend until we see significant top line growth.

Net loss for Q1 was $8.5 million or 74 cents per diluted share, versus a net loss of $8.1 million or 72 cents per diluted share in the first quarter last year, reflecting slightly higher operating expenses.

We invested $6.2 million of working capital during Q1, which was in the middle of the range of $6 to $6.5 million we provided on our last call. We used $5.5 million to fund operations and $300 thousand for capital expenditures. We ended the quarter with $37.5 million in cash and marketable securities.

We have entered into a multi-year contract with Walmart.  The contract is a Statement of Work (“SOW”) under our existing Master Services Agreement.  The SOW is program-specific, covering private brand enhancement and thermal product labels.  It is limited to Walmart stores in the US only.  The agreement is effective immediately and has unlimited duration, subject to termination for convenience by Walmart.  The SOW has an annual fixed fee of $3 million per year.  Given the termination for convenience provision, we will book $750 thousand each quarter. The first quarterly payment under the contract is reflected in the bookings numbers I just reported for April. From a financial perspective, Walmart represents a small share of the addressable market given how we price access to our Platform.  Obviously, their potential contributions to cross side networks effects is much more significant.  We view successful implementation of these programs as a starting point for large scale enterprise transformation made possible by our Platform.  We look forward to a long successful relationship with the world leader in retail.

We anticipate cash usage will be between $6 to $7 million in the second quarter.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Bruce will now provide his comments on significant business developments, market conditions, and execution of strategy.

Execution of Strategy

Students of our strategy will recognize yesterday’s announcement as a monumental accomplishment on our path to globalization of the Intuitive Computing Platform.  It is the tipping point we have been waiting for.  Yet it does not stand alone in the accomplishments thus far this year and the exciting plans we have for advancing execution of strategy and delivering value to shareholders.

Our multi-year investment in Walmart has paid off.  There are three parallel programs underway.  Our entry point was with private brand products.  We have matured our tools and processes to the point where we can support Walmart’s scale and quality requirements, allowing private brands is moving from pilot to scale production. There is another initiative involving many of Walmart’s leading product suppliers to deliver hundreds of national brand SKUs to stores during 2019.  There are currently seven confirmed participants in the program, including three of the top ten CPGs in the world, per the list I provided at Needham.  The goal is to have hundreds of products from these suppliers on shelf in the second half of the year to test and learn regarding several store operations and marketing benefits to Walmart and its suppliers.  We think that this measured approach of voluntary participation is a smart choice to encourage industry participation.  The program will serve as demonstration vehicle for Walmart and suppliers about the requirements and rewards of adoption of our Intuitive Computing Platform and inform broader industry participation.

As our recent press release indicated, we have worked with Walmart on some remarkable advancements in our enhancement of fresh product labels.  Our initial development focus was on improving ease and reliability of scanning labels that may have been degraded due to print head wear, crinkling, smudging, wrapping around edges, or fraudulent alterations that are common in the normal course of store operations. These common degradations contribute to product shrinkage, additional associate labor, lower inventory accuracy, and sub-optimal customer experiences. Digimarc Barcode for Fresh Product Thermal Labels makes scanning more reliable and efficient, saves time, reduces cost, helps to record more accurate inventory data, and provides a better customer experience.

Additional benefits were identified during our testing and development regarding reduction of food waste, a huge financial and societal issue.  Although some of the details of implementation should remain confidential for now, our latest generation of enhanced thermal labels, being implemented first with Walmart, are designed to reduce waste and improve store operations, while delivering a customer first experience.  Extended data in the Digimarc Barcode enables an improved markdown process to reduce waste while providing great bargains for value conscious consumers.  This program coalesces efforts to benefit society with Walmart’s dedication to everyday low prices.  The program is quite extraordinary, as it aims to increase profits, reduce waste, and offer unprecedented low everyday prices – simultaneously!

As a technical matter, this will be the first implementation of dynamic pricing in physical retail, leveling the playing field on an important competitive differentiation between physical stores and online retail where dynamic pricing is commonplace.

Pilots of Digimarc Barcode for Thermal Labels are continuing with Wegmans and New Seasons.  A third pilot has begun.  Another retailer is transitioning from pilot to production.  There are several more retailers in the queue. We expect a significant acceleration in demand, based on the Walmart announcement and other developments.

As execution of strategy in market development moves through its predictable stages, we are transitioning from demand generation, technical proofs and readiness assessment, to execution and delivery.  Achieving excellence in delivery and support is our next operational milestone.  We are applying lessons learned from Wegmans, New Seasons; and, more recently, our first significant European retail customer.  Careful orchestration of supply chain participants is the key to success.  Strong sponsorship from the retail clients is necessary to create focus and openness to direction from Digimarc.  We believe we have this support in the Walmart programs.

The portfolio of Platform benefits for retail has expanded from faster, easier checkout, with more accurate POS data, to reducing theft and waste, and improving on-shelf inventory management.  The benefits for CPGs, which began with more intuitive and reliable consumer engagement, have grown to include feature development in track and trace, warehouse operations, logistics, manufacturing quality, counterfeit deterrence, product diversion mitigation, and recycling.

More than 800 products have been enhanced for our initial European retail customer.  General industry awareness of these developments has fueled increased interest among other leading European retailers, who are now in the sales pipeline.  We have begun planning for a thermal label launch in Europe later this year.

There are several retail opportunities in engagement and assessment phases in Japan.  Most of the retail opportunities are gated by firmware optimizations for certain local market scanners and by our limited resources.  We expect relevant firmware deliveries in second half of the year.  Resource contention continues to inhibit progress.  We are exploring means of mitigation.

Our most important trade shows occur in Q1:  NRF, EuroCIS, Retailtech Japan, and London Book Fair (for Guardian).  We experienced robust gains in traffic at all the shows, evidencing growing awareness and interest in our Platform.  Our follow up is focused and prioritized, consistent with our conscientious working capital management.

Our work with the GS1 Global standard known as GS1 Digital Link, published in May 2018, is facilitating progress toward globalization.  We recently made our first presentation regarding IP to that work group, noting our long history in connecting data carriers to Internet destinations and services. Per my discussion at the Capital Markets Day, our resolver capabilities are an asset that is not well understood by the public equity market that may deliver significant shareholder value over time for its relevance to IoT systems based on auto identification.

We are advancing toward standardization at a measured pace.  Standardization is a critical element of our effort to be recognized as the logical successor to visible data carriers. We are providing our draft Platform specifications to several relevant third parties and have scheduled an introductory session in the Fall with the Barcode Symbol Working Group of ISO, the International Organization for Standardization.1  We will be announcing new features of our Quality Management System at InfoFlex 2019 next week.

It is increasingly likely that the next big area of opportunity for our Platform is in plastics recycling.  Last week, we announced that we had signed the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment.  The commitment evidences our heightened awareness of the scope of the plastics problem and our relevance to finding solutions.  Digimarc Barcode offers the potential to more accurately identify plastics and other recyclables by enhancing the substrates, labels and shrink sleeves of plastic packaging to contain multi-application unique identifiers. In addition, Digimarc Barcode can be used to create a unique identity in the texture of the plastic material itself through the molding and engraving processes.  Our Intuitive Computing Platform can help in many ways throughout the lifecycle of plastics packaging to facilitate the ideals of the Circular Economy vision of the Foundation.  As our announcement indicated, we are participating in a growing number of activities in this space.

Perhaps the highest visibility activity for Digimarc is the Holy Grail Project, an initiative driven by the Ellen McArthur Foundation’s New Plastics Economy, and led by Procter & Gamble. That project aims to develop an industry-wide system that leverages technology to simplify the sorting of packaging waste through using a “barcode of recycling.”  The Holy Grail team is expected to issue an Executive Summary on May 22nd.  Their work has focused on means to identify different kinds of plastics in recycling.  The primary candidates are chemical tracers and digital watermarking.  Phase 1 of final testing happened on April 25.  Several members of our technical staff participated.  Final tests are scheduled for May 16.  Our understanding is that the results of these tests will not be made public.  We were pleased with our performance in the first round of testing.  At this point, I expect that the Holy Grail report will provide favorable recommendations for both chemical tracers and digital watermarking, laying the foundation for discussions of the path to commercialization.  Participants in the process appreciate the many advantages of digital watermarking over the tracers.

[1]	https://www.iso.org/committee/45332.html

There is an increasing sense of urgency.  Accurate sorting of plastic waste is critical to meet the EU’s 2025 target of 50% recycled plastic.  Digimarc Barcode addresses key challenges, including food vs nonfood items, compostable items, full-body sleeves, new materials and composites.  We offer many advantages:  Unlike chemical tracers, Digimarc Barcode has no environmental impact nor any requirement for removal before reuse of materials.  There is relatively small number of unique tracers available.  The number of Digimarc Barcodes is effectively unlimited.  Digimarc Barcode benefits the entire packaging lifecycle while tracers are single purpose.

At the request of the Holy Grail team and other key stakeholders, we are increased our participation and begun the process of laying a foundation for commercialization of recycling applications based on our Platform.  Our team has been socializing a detailed proposal for next steps, assuming a favorable recommendation from the Project team.  Commercialization will take some time but seems highly likely that a significant value creation opportunity will emerge if, as I expect, we receive a favorable recommendation by the Project team.  Members of the team include many industry leaders, including: P&G, Nestle, Danone, L’Oréal, PepsiCo, and Carrefour; and global waste management companies along with leading recycling equipment suppliers.  Thus, those making the recommendations are the key implementers of any proposed solution.

  CONTRIBUTORS TO PIONEER PROJECT HOLY GRAIL

Pioneer Project Holy Grail was led by Procter & Gamble and facilitated by the Ellen MacArthur Foundation. The participant group consisted of representatives from the full packaging value chain, covering Brand owners, waste manufacturers, resin producers and converters, retailers, technology providers/consultants and investors (see below list of contributors).

The growing number of public pronouncements by industry leaders and associations evidence an intent to move forward, even without regulatory requirements.  Nevertheless, given the seriousness of the ecological and societal problems that have been identified, legislative mandates seem likely.  As I noted in my Capital Markets Day presentation, there are already regulatory incentives and penalties in play that we believe we can affect.

The addressable market for applications serving the Circular Economy is very large.  As you know, we charge $50/SKU per year for basic barcode (GTIN) implementations.  However, you may not be aware that we charge $125 or more per label per year for extended payload implementations in packaging, for instance, to support manufacturing quality control.  We have not tried to identify how many of the hundreds of millions of barcoded products contain plastic, but I think a fair assumption would be that the price of enhancing such products, including label, ink or shrink plus substrate will be at least as much as we charge for extended payload implementations.  There also are likely to be software and service revenue opportunities to support applications like recycling.  All of this is tentative and subject to price discovery and negotiation.  In any event, the revenue potential seems quite large.  Our ideal is to license IP to suppliers, maximizing margins and minimizing at risk capital investment.  We have begun exploring such opportunities.

Plastic recycling is one of many market opportunities generally not contemplated or appreciated by analysts and the investment community.  Recycling is a new large application market for our Platform, representing another Multi-sided Platform on the surface of the geodesic spherical model that I articulated at the Capital Markets Day.  Although distinct from our initial retail focus, it is highly synergistic.  As with the development we have engaged in for retail and CPGs, it will take time and investment to reap the rewards.  I will keep you informed as we construct our strategy for exploiting this adjacency to our current focus.

Although not all the details are evident yet, it is clearly a large-scale financial opportunity.  It has important strategic value as well, in extending the benefits and value proposition of our Platform, from initial manufacturing through retail and re-order, to recycling, demonstrating value at every stage in the package journey – packaging being just one form of media that can be enhanced by the Barcode of Everything.

Some shareholders noticed an article about our work in Canada on cannabis packaging.  This is early stage project that is not yet ripe for extensive discussion.  On the other hand, improvements in live plant supply chain and consumer engagement are further along, as Westrock is engaging prospective customers with Digimarc-enhanced plant stakes and labels.  I think this is a big opportunity, again, not generally anticipated nor modeled in the public equity market.2

We are also seeing a growing interest in audio watermarking for authentication.3  Advances in technology are undermining the trustworthiness of all media, affecting media relied upon for decisions of great importance to society and the economy.  Digimarc Barcode is uniquely qualified to help.

In my last call, I noted that our priorities for 2019 are to move the market leaders to levels of implementation where they will influence the rest of the market to adopt, which I have theorized will accelerate growth in bookings and revenues. I believe we have reached that tipping point in retail.  I hope that our announcement with Walmart, coupled with our previously disclosed work with other industry leaders, has mitigated concerns about when inflection points will occur and the adequacy of our working capital to sustain us until then. We are there.  Now our focus is on excellence in delivery.  We already have more demand than we can satisfy.  Now we will have more.  We have made great strides in orchestrating customer and supplier resources to accommodate our new data carrier in mission critical, highly managed, aspects of complex supply chains.  We will obsess about delivering with quality at scale, contributing to the foundation that we have been investing in for globalization and broader application of the Platform.

The financial and operational leverage from these investments will be evident in our work in plastic recycling that I discussed earlier in the call, and in other applications that I expect you will learn about later this year.  In order to continue to effectively develop the Platform, we will strive for greater efficiency by focusing customers on commercial off the shelf offerings; and charging fair prices for customization, experimentation, and account-specific problem-solving.  Our progress with Walmart will give us more discretion in prioritizing opportunities and strengthen our hand in negotiating fair deals to do such things.

I have witnessed the powerful influence that industry leaders have on suppliers and competitors.  We are entering the phase of delivering value at scale to these leaders, aligned with industry leading suppliers.  We will now see first-hand the indirect group network effects of industry leaders’ successful adoption of the Platform.  The tipping point to great value creation for our business is a function of achieving critical mass in the Platform or sufficiently powerful side network effects to aggregate users that provide incentives for more users to join on each side.  We are making great strides in fostering these network effects. Reliable, efficient identification of media is a critical element of progress in the digital age for so many industries, in so many ways. I am confident we will succeed.

I noted in the last couple of calls that acceleration of growth would be heavily influenced by the pace and outcome of pending contract negotiations with certain customers and prospects.  Those negotiations have been successful.  We have invested well and achieved all the goals that I set at inception of development of the market for use of our Platform for retail and CPGs.  We are now growing our business with the world’s largest retailers and CPGs after developing a suite of initial applications and fostering an application developer community that will amplify the value of the Platform.  We have put in place multiple sources of supply for key benefits of the Platform, including many world leaders.  And we have garnered industry and government support for our platform. Geographic limitations are artifacts of working capital constraints and a measured approach to refining our technology and business model.  All the pieces are in place to scale the Platform globally, and to additional media and markets, delivering on the vision of the Barcode of Everything.

Our announcement yesterday is the culmination of extraordinary execution of a clearly articulated market development strategy by our talented, skilled and dedicated employees.  It is the primary

[2]	https://www.bloomberg.com/news/features/2019-04-11/the-one-thing-millennials-haven-t-killed-is-houseplants

[3]

See, e.g., https://www.fastcompany.com/90337767/deepfakes-started-a-war-on-whats-real-these-startups-are-racing-to-commercialize-it; https://www.cnn.com/2019/01/28/tech/deepfake-lawmakers/index.html; and https://www.linkedin.com/in/yuan-yen-tai-5652ab112/

tipping point contemplated by our strategy.  Our attention turns now to excellent delivery of value as a model for industry development.

I held the Capital Markets Day to do my best to inform and educate investors and analysts about assets that we have developed, our strategies and tactics for developing markets, and the business and financial models for value realization from the investments.  We will continue to assess the suitability of the public equity market to fuel our growth as we execute the next stage of evolution of our Platform. We will seek working capital elsewhere, as needed, unless and until fair value is realized in the public market.  Even if we can finance the business in the public market while providing superior returns to shareholders, there are virtues, at this point in execution of strategy, to developing partnerships with one or more IT industry leaders, so my work there will continue in any event.

The Walmart contract signals achievement of one of the key milestones of our strategy.  It is a multi-million-dollar annuity with the world’s largest retailer that has unlimited duration yet limited geographic and product scope.

There are three parallel initiatives underway:  private brands, fresh product labels, and national brands.  Good work in these areas will lead to more opportunity.

The key supplier program represents a proving ground and on-ramp for CPG adoption of our Platform.

Our current generation of fresh product labels enables dynamic pricing in physical retail, offering means to reduce food waste, provide unprecedented low prices to value conscious consumers, and increase profits – simultaneously.

The recycling initiative bookends manufacturing quality control in demonstrating the extraordinary full product lifecycle support that our Platform can provide to consumer product manufacturers.

We are resource-constrained in serving existing demand.  We expect demand to increase significantly. Thus, strategic financing remains attractive.

As Mr. Maguire counseled young Benjamin Braddock in the movie The Graduate:

Mr. McGuire: I want to say one word to you. Just one word.

Benjamin: Yes, sir.

Mr. McGuire: Are you listening?

Benjamin: Yes, I am.

Mr. McGuire: Plastics.

Benjamin: Exactly how do you mean?

Mr. McGuire: There's a great future in plastics. Think about it. Will you think about it?

We will have more to say on the subject as the year progresses.

That’s it for our prepared remarks.  Now, we will open the call to questions.